Exhibit 4.01

AGILENT TECHNOLOGIES, INC.

(as Obligor)

and

U.S. BANK NATIONAL ASSOCIATION

(as Trustee)

Second Supplemental Indenture

Dated as of September 14, 2009

4.45% Senior Notes due 2012

ii

THIS SECOND SUPPLEMENTAL INDENTURE, between Agilent Technologies, Inc., a Delaware corporation (the “Obligor”), having its principal office at 5301 Stevens Creek Blvd., Santa Clara, California 95051, and U.S. Bank National Association, as trustee (the “Trustee”), is made and entered into as of this 14th day of September, 2009.

RECITALS OF THE OBLIGOR

WHEREAS, the Obligor and the Trustee executed and delivered an Indenture dated as of October 24, 2007 (the “Indenture”), to provide for the issuance by the Obligor from time to time of debt securities;

WHEREAS, capitalized terms used herein, not otherwise defined, shall have the same meanings given them in the Indenture;

WHEREAS, pursuant to a board resolution, the Obligor has authorized the issuance of $250 million of its 4.45% Senior Notes due 2012 (the “Senior Notes”); and

WHEREAS, the Obligor desires to establish the terms of the Senior Notes in accordance with Section 2.01 of the Indenture;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Obligor and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than the Obligor or one of its Subsidiaries; (2) the adoption of a plan relating to the Obligor’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or group of persons, other than the Obligor or its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Obligor’s Voting Stock or other Voting Stock into which the Obligor’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (4) the first day on which a majority of the members of the Board of Directors are not Continuing Directors.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the arithmetic average of four Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such Redemption Date.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors on the date of the issuance of the Senior Notes; or (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“First Supplemental Indenture” means the First Supplemental Indenture dated as of October 29, 2007 to the Indenture between the Obligor and the Trustee, as amended or supplemented from time to time.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Indenture” has the meaning assigned in the recitals.

“Independent Investment Banker” means Barclays Capital Inc., Citigroup Global Markets Inc. or Credit Suisse Securities (USA) Inc., or their respective successors as may be appointed from time to time by the Obligor; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Obligor shall substitute another primary treasury dealer.

“Investment Grade” means a rating of BBB– or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Obligor.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Rating Agency” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Agilent, Agilent shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act (as certified by a resolution of the board of directors of Agilent) as a replacement agency for the agency that ceased to make such a rating publicly available.  For the avoidance of doubt, failure by Agilent to pay rating agency fees to make a rating of the notes shall not be a “reason outside of the control of Agilent” for the purposes of the preceding sentence.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); (iii) with respect to Fitch, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (iv) the equivalent of any such category of S&P, Moody’s or Fitch used by another Rating Agency. In determining whether the rating of the Senior Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P or Fitch; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P or Fitch, a decline in a rating from BB+ to BB, as well as from BB- to B+, shall constitute a decrease of one gradation).

“Ratings Event” means a decrease in the ratings of the Senior Notes by one or more of the Rating Agencies such that the Senior Notes are rated below Investment Grade by all of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“Reference Treasury Dealer” means Barclays Capital Inc., Citigroup Global Markets Inc. or Credit Suisse Securities (USA) LLC, and one other primary treasury dealer selected by Agilent, and each of their respective successors and any other primary treasury dealers selected by Agilent.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to any Senior Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Senior Note, the amount of the next scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such Redemption Date.

“Second Supplemental Indenture” means this Second Supplemental Indenture to the Indenture, as amended or supplemented from time to time.

“Senior Notes” has the meaning assigned in the Recitals.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to Maturity (computed as of the third Business Day immediately preceding that Redemption Date) of the Comparable Treasury Issue. In determining this rate, the Obligor shall assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE II

TERMS OF THE NOTES

SECTION 2.01. Title. The Senior Notes shall constitute a series of Notes having the title “4.45% Senior Notes due 2012” that shall be in the form attached as Exhibit A.

SECTION 2.02. Aggregate Principal Amount. The aggregate principal amount of the Senior Notes that may be authenticated and delivered under this Second Supplemental Indenture shall be unlimited; provided that the Obligor complies with the provisions of this Second Supplemental Indenture.

SECTION 2.03. Maturity. The entire outstanding principal amount of the Senior Notes shall be payable on September 14, 2012.

SECTION 2.04. Interest. The Senior Notes shall accrue interest at a rate of 4.45% per year. Interest shall accrue on the Senior Notes from the most recent Interest Payment Date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the Issue Date of the Senior Notes), payable semiannually in arrears on March 14 and September 14 of each year, beginning on March 14, 2010. The Record Dates for payment of interest shall be February 28 (or February 29, if applicable) and August 31 of each year, beginning March 14, 2010. Interest on overdue principal and premium, if any, from time to time, shall be at a rate of 2% per annum in excess of the rate then in effect; interest on overdue installments of interest, if any, from time to time, shall be at the same rate, to the extent lawful.

SECTION 2.05. Place of Payment. The place where the principal of (and premium, if any) and interest, if any, with respect to the Senior Notes shall be payable shall be the Corporate Trust Office.

SECTION 2.06. Optional Redemption. (a) The Obligor may redeem the Senior Notes at its option at any time in whole or in part. If the Obligor elects to redeem the Senior Notes, it shall pay a Redemption Price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date:

(i) 100% of the aggregate principal amount of the Senior Notes to be redeemed on the Redemption Date; or

(ii) the sum of the present values of the Remaining Scheduled Payments. In determining the present values of the Remaining Scheduled Payments, the Obligor shall discount such payments to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.

Any redemption pursuant to this Section 2.06(a) shall be made pursuant to the provisions of Section 2.06(b) through (i) below.

(b) If the Obligor elects to redeem the Senior Notes pursuant to the optional redemption provisions of Section 2.06(a) above, it shall furnish to the Trustee, at least 45 days (or such shorter period as shall be acceptable to the Trustee, but in no event less than 30 days) but not more than 60 days before the Redemption Date, an Officers’ Certificate setting forth (1) the Redemption Date, and (2) the CUSIP and/or ISIN numbers of the Senior Notes.

(c) If fewer than all the Senior Notes are to be redeemed, the particular Senior Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee from the Outstanding Senior Notes not previously called for redemption, pro rata, by lot or by such other method as the Trustee shall deem fair and appropriate, and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the Senior Notes or any integral multiple thereof) of the principal amount of Senior Notes of a denomination larger than the minimum authorized denomination for the Senior Notes.

(d) The Trustee shall promptly notify the Obligor in writing of the Senior Notes selected for redemption and, in the case of any Senior Notes selected for partial redemption, the principal amount thereof to be redeemed.

(e) For all purposes of this Second Supplemental Indenture, unless the context otherwise requires, all provisions relating to the redemption of Senior Notes shall relate, in the case of any Senior Note redeemed or to be redeemed only in part, to the portion of the principal of such Senior Note which has been or is to be redeemed.

(f) Notice of redemption of Senior Notes to be redeemed, either in whole or in part, shall be given to the Holders thereof at the option of the Obligor, by first-class mail, postage prepaid, mailed not fewer than 30 nor more than 60 days prior to the Redemption Date, to each such Holder at such Holder’s last address appearing in the Security Register. All notices of redemption shall state:

(i) the Redemption Date;

(ii) the Redemption Price, or if not then ascertainable, the manner of calculating the Redemption Price;

(iii) if fewer than all Outstanding Senior Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the Senior Notes to be redeemed from the Holder to whom the notice is given and that on and after the Redemption Date, upon surrender of such Senior Note, a new Senior Note or Senior Notes in the aggregate principal amount equal to the unredeemed portion thereof shall be issued in accordance with Section 2.06(i);

(iv) that on the Redemption Date the Redemption Price shall become due and payable upon each Senior Note called for redemption, and that interest, if any, thereon shall cease to accrue from and after said date;

(v) the place where Senior Notes called for redemption are to be surrendered for payment of the Redemption Price, which shall be the office or agency maintained by the Obligor pursuant to Section 9.02 of the Indenture;

(vi) the name and address of the Paying Agent;

(vii) that the Senior Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price; and

(viii) the CUSIP and/or ISIN number, and that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN number, if any, listed in such notice or printed on the Senior Notes.

Notice of redemption of Senior Notes shall be given by the Obligor or, at the Obligor’s request, by the Trustee in the name and at the expense of the Obligor; provided, however, that if the Obligor requests the Trustee to give such notice, it shall provide an execution version of such notice to the Trustee at least five Business Days before such notice is required to be sent.

(g) On or prior to 10 a.m., New York City time, on any Redemption Date, the Obligor shall deposit with the Trustee or with a Paying Agent (or, if the Obligor is acting as its own Paying Agent, segregate and hold in trust as provided in Section 9.03 of the Indenture) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Senior Notes which are to be redeemed on that date.

(h) Notice of redemption having been given as aforesaid, the Senior Notes (or portions thereof) so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price plus accrued and unpaid interest to the Redemption Date therein specified, and from and after such date (unless the Obligor shall default in the payment of the Redemption Price) such Senior Notes shall cease to bear interest. Upon surrender of such Senior Notes for redemption in accordance with the notice, such Senior Notes shall be paid by the Obligor at the Redemption Price. Any installment of interest due and payable on or prior to the Redemption Date shall be payable to the Holders of such Senior Notes registered as such on the relevant Record Date according to the terms and the provisions of Section 2.06 of the Indenture. If any Senior Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor by the Senior Note.

(i) Any Senior Note that is to be redeemed only in part shall be surrendered at the office or agency maintained by the Obligor pursuant to Section 9.02 of the Indenture (with, if the Obligor or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Obligor and the Trustee duly executed by, the Holder thereof or the Holder’s attorney duly authorized in writing) and the

Obligor shall execute and the Trustee shall authenticate and deliver to the Holder of such Senior Note without service charge and at the expense of the Obligor, a new Senior Note or Senior Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of such Senior Note so surrendered.

SECTION 2.07. Change of Control Repurchase. (a) If a Change of Control Repurchase Event occurs, unless the Obligor has exercised its right to redeem the Senior Notes as set forth in Section 2.06, the Obligor shall be required to make an offer to each Holder of the Senior Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that Holder’s Senior Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased plus any accrued and unpaid interest on the Senior Notes repurchased to, but not including, the date of repurchase.

(b) Within 30 days following any Change of Control Repurchase Event or, at the option of the Obligor, prior to any Change of Control, but after the public announcement of the Change of Control, the Obligor shall mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Senior Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(c) The Obligor shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.07, the Obligor shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 2.07 by virtue of compliance with such securities laws or regulations.

(d) On the repurchase date following a Change of Control Repurchase Event, the Obligor shall, to the extent lawful:

(i) accept for payment all the Senior Notes or portions of the Senior Notes properly tendered pursuant to its offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Senior Notes or portions of the Senior Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Senior Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Senior Notes being purchased by the Obligor.

(e) The Paying Agent shall promptly mail to each Holder of Senior Notes properly tendered the purchase price for the Senior Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of any Senior Notes surrendered.

(f) The Obligor shall not be required to make an offer to repurchase the Senior Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Obligor and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer.

(g) Should the Obligor choose to exercise its rights under Section 3.02 of the Indenture, it shall no longer be obligated to make an offer to repurchase the Senior Notes following a Change of Control Repurchase Event.

SECTION 2.08. Issue Date. The Issue Date of the Senior Notes is September 14, 2009.

SECTION 2.09. Issue Price. The issue price of the Senior Notes is 99.911% of the aggregate principal amount of the Senior Notes.

SECTION 2.10. Definitive and Global Notes. The Senior Notes are issuable in whole or in part in the form of Definitive Notes or as one or more Global Notes and the Depositary for such Global Notes shall be DTC.

SECTION 2.11. Denomination. The Senior Notes shall be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.12. Further Issuances. The Obligor may issue an unlimited principal amount of additional Senior Notes; provided that, any such additional Senior Notes shall have identical terms as the outstanding Senior Notes, other than with respect to the date of issuance, issue price, first Interest Payment Date, interest accrual date and amount of interest payable on the first Interest Payment Date applicable thereto; provided, further, that any such additional Senior Notes shall be treated as a single class with the outstanding Senior Notes for all purposes under this Second Supplemental Indenture and the Indenture.

SECTION 2.13. Defeasance and Discharge of Covenants upon Deposit of Moneys, U.S. Government Obligations. (a) Sub-clause (b) of the first paragraph of Section 3.02 of the Indenture is hereby supplemented to add after “9.07” thereof:

“and Section 2.07 of the Second Supplemental Indenture, dated September 14, 2009, between the Obligor and the Trustee”

(b) The last sentence of the third to last paragraph of Section 3.02 of the Indenture is hereby supplemented to add to the end thereof: “and the Obligor shall no longer be obligated to make an offer to repurchase Senior Notes under Section 2.07 of the Second Supplemental Indenture upon the occurrence of a Change of Control (as defined in the Second Supplemental Indenture, dated September 14, 2009, between the Obligor and the Trustee).”

SECTION 2.14. Events of Default. In addition to the Events of Default set forth in Section 4.01 of the Indenture, the Senior Notes shall include the following additional Event of Default designated as clause (8) of such Section, which shall be deemed an Event of Default under Section 4.01 of the Indenture:

“(8) a failure by the Obligor to repurchase Senior Notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Section 2.07 of the Second Supplemental Indenture, dated September 14, 2009, between the Obligor and the Trustee.”

SECTION 2.15. Limitation on Liens. In addition to the exceptions to the limitations on liens restrictions set forth in Section 9.06 of the Indenture, the Senior Notes shall include the following additional exception designated as clause (10) of such Section:

“(10) liens existing on the date of the Second Supplemental Indenture, dated September 14, 2009, between the Obligor and the Trustee.”

SECTION 2.16.  Effect of Supplemental Indentures.  The Senior Notes shall not be subject to any of the terms and conditions set forth in the First Supplemental Indenture.  The terms of the First Supplemental Indenture, and the resulting amendments and supplements to the Indenture, shall be disregarded in their entirety in determining the rights of Holders of the Senior Notes and the obligations of the Obligor to such Holders and shall only have effect with respect to the 6.50% Senior Notes due 2017.  This Second Supplemental Indenture shall be read to amend and supplement the Indenture only with respect to the Senior Notes and shall not be read to otherwise have any effect on the terms of the Indenture, the 6.50% Senior Notes due 2017 or any other series of notes issued pursuant to the Indenture.

[SIGNATURE PAGE FOLLOWS]

AGILENT TECHNOLOGIES INC.,

By
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By
Name:
Title:

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

Form of Senior Note

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE OBLIGOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No. 001	$250,000,000

4.45% Senior Note due 2012

CUSIP No. 00846U AD3

ISIN No. US00846UAD37

AGILENT TECHNOLOGIES, INC., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum listed on the Schedule of Increases or Decreases in Global Note attached hereto on September 14, 2012.

Interest Payment Dates: March 14 and September 14.

Record Dates: February 28 (or February 29, if applicable) and August 31.

Additional provisions of this 2012 Senior Note are set forth on the other side of this 2012 Senior Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

AGILENT TECHNOLOGIES, INC.,

by
Name:	Hilliard C. Terry, III
Title:	Vice President, Treasurer

Dated:  September 14, 2009

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION,
as Trustee, certifies that this is one of the Senior Notes referred to in the Second Supplemental Indenture.

by
Authorized Signatory

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $250,000,000. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee

4.45% Senior Notes due 2012

1. Interest

AGILENT TECHNOLOGIES, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Obligor”), promises to pay interest on the principal amount of this 2012 Senior Note at the rate per annum shown above. The Obligor shall pay interest semiannually on March 14 and September 14 of each year. Interest on this 2012 Senior Note shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from September 14, 2009 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Obligor shall pay interest on overdue principal at the rate borne by this 2012 Senior Note plus 2% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2. Method of Payment

The Obligor shall pay interest on this 2012 Senior Note (except defaulted interest) to the Persons who are registered Holders at the close of business on the Record Date. Holders must surrender this 2012 Senior Note to a Paying Agent to collect principal payments. Payments in respect of this 2012 Senior Note represented by a Global Note (including principal, premium, if any, and interest) shall be made in immediately available funds to DTC or its nominees, as the case may be, as the Holder of such Global Note. The Obligor will make all payments in respect of any certificated 2012 Senior Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Obligor, payment of interest may be made by mailing a check to the registered address of each Holder thereof or, upon request of a Holder of at least $1,000,000 aggregate principal amount of 2012 Senior Notes, by wire transfer to an account located in the United States by the payee.

3. Paying Agent and Registrar

Initially, U.S. Bank National Association, a United States banking association (the “Trustee”), will act as Paying Agent and Registrar. The Obligor may act as Paying Agent.

4. Indenture

The Obligor issued this 2012 Senior Note under an Indenture dated as of October 24, 2007 (the “Base Indenture”), between the Obligor and the Trustee, as supplemented by the Second Supplemental Indenture, dated as of September 14, 2009 (the “Second Supplemental Indenture and, together with the Base Indenture, the “Indenture”), between the Obligor and the Trustee. The terms of this 2012 Senior Note include those stated in the Indenture, and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa 77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. This 2012 Senior Note is subject to all terms and provisions of the Indenture, and Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions. In the event of a conflict between any provision of this 2012 Senior Note and the Indenture, the Indenture shall govern such provision.

This 2012 Senior Note is a senior unsecured obligation of the Obligor of which an unlimited aggregate principal amount may be at any one time Outstanding. The Indenture imposes certain limitations on the ability of the Obligor and its Subsidiaries to, among other things, create or incur Liens and enter into certain Sale-Leaseback Transactions. The Indenture also imposes limitations on the ability of the Obligor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its property.

5. Optional Redemption

The Obligor may redeem this 2012 Senior Note at its option at any time in whole or in part. If the Obligor elects to redeem this 2012 Senior Note, it will pay a Redemption Price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date:

•                  100% of the aggregate principal amount of this 2012 Senior Note; or

•                  the sum of the present values of the Remaining Scheduled Payments. In determining the present values of the Remaining Scheduled Payments the Obligor shall discount such payments to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.

6. Sinking Fund

This 2012 Senior Note is not subject to any sinking fund.

7. Notice of Redemption

If the Obligor elects to redeem this 2012 Senior Note, it shall furnish the Trustee, at least 45 days (or such shorter period as shall be acceptable to the Trustee, but in no event less than 30 days) but not more than 60 days before the Redemption Date, an Officer’s Certificate setting forth (1) the Redemption Date and (2) the CUSIP and/or ISIN numbers of this 2012 Senior Note.

Notice of redemption of this 2012 Senior Note, either in whole or in part, shall be given to the Holder thereof at the option of the Obligor by first-class mail, postage prepaid, mailed not fewer than 30 nor more than 60 days prior to the Redemption Date to such Holder at such Holder’s last address appearing in the Security Register for the 2012 Senior Notes.

8. Repurchase of this 2012 Senior Note at the Option of Holders upon Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless the Obligor has exercised its right to redeem this 2012 Senior Note as described in the Indenture, the Obligor shall be required to make an offer to the Holder of this 2012 Senior Note to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of this 2012 Senior Note at a repurchase price in cash equal to 101% of the aggregate principal amount of such percentage of this 2012 Senior Note plus any accrued and unpaid interest on the portion of this 2012 Senior Note so repurchased to, but not including, the date of repurchase, as provided in, and subject to the terms of, the Indenture.

9. Denominations; Transfer; Exchange

2012 Senior Notes may be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange this 2012 Senior Note in accordance with the Indenture. Upon any transfer or exchange, the Obligor and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Obligor need not register the transfer of or exchange this 2012 Senior Note if selected for redemption (except, in the event it will be redeemed in part, the portion not to be redeemed), or to transfer or exchange this 2012 Senior Note for a period of 15 days prior to a selection of 2012 Senior Notes to be redeemed.

10. Persons Deemed Owners

With certain exceptions, the registered Holder of this 2012 Senior Note may be treated as the owner of it for all purposes.

11. Unclaimed Money

If money for the payment of principal or interest, if any, remains unclaimed for two years, the Trustee shall pay the money back to the Obligor at its request. After any such payment, Holders entitled to the money must look to the Obligor for payment as unsecured general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

12. Discharge and Defeasance

Subject to certain conditions, the Obligor at any time may terminate some of or all its obligations under this 2012 Senior Note and the Indenture if the Obligor deposits with the Trustee U.S. dollars or non-callable U.S. Government Obligations for the payment of principal of, premium, if any, and interest on, this 2012 Senior Note to redemption or maturity, as the case may be.

13. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended under certain circumstances with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding 2012 Senior Notes and (ii) certain defaults may be waived with the written consent of the Holders of at least a majority in principal amount of the Outstanding 2012 Senior Notes. Subject to certain exceptions set forth in the Indenture, without the consent of the Holders of any 2012 Senior Notes, the Obligor and the Trustee may amend the Indenture: (i) to evidence the succession of another Person to the Obligor and the assumption by any such successor of the covenants of the Obligor under the Indenture and the 2012 Senior Notes; (ii) to add to the covenants of the Obligor for the benefit of Holders of the 2012 Senior Notes or to surrender any right or power conferred upon the Obligor; (iii) to add any additional events of default for the benefit of Holders of the 2012 Senior Notes; (iv) to add to or change any of the provisions of the Indenture as necessary to permit or facilitate the issuance of 2012 Senior Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of 2012 Senior Notes in uncertificated form; (v) to secure the 2012 Senior Notes; (vi) to add or appoint a successor or separate Trustee; (vii) to cure any ambiguity, defect or inconsistency; (viii) to supplement any of the provisions of the Indenture as necessary to permit or facilitate the defeasance and discharge of 2012 Senior Notes, provided that the interests of the holders of the 2012 Senior Notes are not adversely affected in any material respect; (ix) to make any other change that would not adversely affect the Holders of the 2012 Senior Notes in any material respect; (x) to make any change necessary to comply with any requirement of the Commission in connection with the qualification of the Indenture or any supplemental Indenture under the TIA; and (xi) to conform the Indenture to the section entitled “Description of Notes” in the prospectus supplement dated September 9, 2009 relating to the 2012 Senior Notes.

14. Defaults and Remedies

If any Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) with respect to this 2012 Senior Note occurs and is continuing, then either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding 2012 Senior Notes may declare the principal of all Outstanding 2012 Senior Notes, and the interest to the date of acceleration, if any, accrued thereon, to be immediately due and payable by notice in writing to the Obligor (and to the Trustee if given by Holders) specifying the Event of Default. If an Event of Default relating to a merger or certain events of bankruptcy, insolvency or reorganization of the Company occurs, then the principal amount of all the 2012 Senior Notes then Outstanding and interest accrued thereon, if any, will become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the 2012 Senior Notes, to the full extent permitted by applicable law.

Under certain circumstances, the Holders of a majority in principal amount of the Outstanding 2012 Senior Notes may rescind any such acceleration with respect to the 2012 Senior Notes and its consequences.

No Holder of this 2012 Senior Note may institute any action, unless and until: (i) such Holder has given the Trustee written notice of a continuing Event of Default with respect to the 2012 Senior Notes; (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding 2012 Senior Notes have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder; (iii) such Holder or Holders has or have offered the Trustee such reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and (v) no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding 2012 Senior Notes.  These limitations do not apply to a suit instituted by a Holder of any 2012 Senior Notes for enforcement of payment of the principal of, and premium, if any, or interest on, such 2012 Senior Notes on or after the respective due dates expressed in such 2012 Senior Notes.

15. Trustee Dealings with the Obligor

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of this 2012 Senior Note and may otherwise deal with the Obligor with the same rights it would have if it were not Trustee.

16. Authentication

This 2012 Senior Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this 2012 Senior Note.

17. Governing Law

THIS 2012 SENIOR NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

18. CUSIP and ISIN Numbers

The Obligor has caused CUSIP and ISIN numbers to be printed on this 2012 Senior Note and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on this 2012 Senior Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Obligor will furnish to any Holder of this 2012 Senior Note upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this 2012 Senior Note.